EXHIBIT 10.30

LICENSE AGREEMENT

     This License Agreement (the “Agreement”) is entered into and effective on the date last signed below, by and between DAIDONE-STEFFENS LLC, a Pennsylvania limited liability company, having its principal place of business in Erie, Pennsylvania (“Licensor”) and AESP, INC., a corporation having its principal place of business in North Miami Beach, Florida (“Licensee”).

     The reasons for this Agreement are as follows:

     A.     Licensor is engaged in the business of collecting and reselling cellular telephone and other battery products in the United States and other countries of the world.

     B.     Licensor has developed a proprietary process to recondition, restore and improve the performance of new and used cellular telephone batteries and other battery products.

     C.     Licensee desires to use Licensor’s proprietary process to restore and improve battery products for resale as hereinafter set forth.

     NOW, THEREFORE, in consideration of the rights and obligations of the parties in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions

          “Battery Products” means new and used nickel cadmium, nickel hydrate and lithium ion batteries used in cellular telephones, laptop computers, and other electronic devices powered by batteries. Each of the foregoing is individually referred to as a “Battery Product.”

          “Confidential Information” means, with respect to the Proprietary Process, the Licensed Products, and any modifications, enhancements or improvements of the Proprietary Process or the Licensed Products, any and all trade secrets, inventions, and confidential information and know-how, whether in documentary form, stored on computer storage media or other media or available orally, which is owned or controlled by Licensor or which Licensor has a right to control, during the term of this Agreement including, but not limited to designs, specifications, technical data, drawings, prints, development journals and notes of designers and planners, manufacturing methods, manufacturing information, engineering instructions, marketing, feasibility, safety or other information concerning marketing and sales, studies and reports and other information, whether provided by Licensor or Licensee or their employees or third party contractors or consultants, other than any of the above which are in the public domain on or after the Effective Date.

          “Effective Date” means the date when this Agreement is last signed below by one of the parties.

          “Intellectual Property” means the Confidential Information and the Proprietary Process owned or controlled by Licensor during the term of this Agreement.

          “Licensed Products” means all Battery Products which are processed, designed, manufactured or sold, in whole or in part, through the use of Intellectual Property.

          “Proprietary Process” means the process owned and developed by Licensor to recondition, restore and improve the performance of Battery Products.

          “Purchased Battery Products” means Battery Products that have been billed, shipped or delivered, whichever occurs first, by or on behalf of Licensee to a third party. At the expiration or termination of this Agreement, Battery Products shall be considered Purchased Battery Products, even if they have not been billed, shipped or delivered.

          “Territory” means the states of Florida, Georgia, Alabama, Mississippi, South Carolina and North Carolina.

2.     Grant

               2.1     Exclusive License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive license under Intellectual Property to manufacture, process and sell Licensed Products in the Territory. Notwithstanding the foregoing grant of an exclusive license to Licensee, Licensor reserves the right to sell Licensed Products in the Territory if Licensee is not reasonably able to meet customer demand in the Territory. Prior to exercising its rights to sell Licensed Products in the Territory, Licensor shall first notify Licensee, in writing, that Licensor has reason to believe that Licensee is not adequately meeting customer demand in the Territory. Licensor shall include in its notice all information upon which Licensor is basing its belief about Licensee’s failure to adequately meet customer demand. Thereafter, Licensee shall have 30 days to address the concerns raised by Licensor. If Licensee is unable to adequately address the concerns of Licensor, in the reasonable judgment of Licensor, then Licensor shall thereafter be free to sell Licensed Products in the Territory.

               2.2     Nonexclusive License. Licensor hereby grants to Licensee a nonexclusive license under Intellectual Property to Licensed Products in all countries of the world.

               2.3     Other Domestic Sales. With the prior written consent of Licensor, Licensee may sell Licensed Products in states of the United States outside of the Territory. Licensor’s written consent shall not be unreasonably withheld, but may be withdrawn by Licensor if Licensor intends to grant an exclusive license for such states to a third party or if Licensor, itself, intends to directly sell in such states.

               2.4     Quality Control. It is the intent of the parties that the quality and the performance of Licensed Products shall always be in accordance with standards, specifications and instructions reviewed and approved by Licensor in writing. Licensor shall have the right to inspect the premises of Licensee at reasonable times; and Licensor shall also have the right to receive and review samples of Licensed Products before any are manufactured or processed for shipment, in accordance with a reasonable schedule to be established between Licensor and Licensee. Licensee agrees to correct, as promptly as possible, any faults in Licensed Products and/or in the manufacture or processing thereof that are brought to Licensee’s attention by Licensor or otherwise. Licensee agrees to submit to Licensor for inspection and prior approval, which approval will not be unreasonably withheld, labels, packaging, advertising and promotional materials that are proposed to be used in relation to the Licensed Products.

               2.5     No Sublicense. Licensee shall not have the right to sublicense any of the rights granted pursuant to this Agreement.

               2.6     Reservation of Rights. Licensor expressly reserves all rights other than those being conveyed or granted in this Agreement. During the term of this Agreement, Licensee shall not manufacture, process, or have manufactured or processed, or sell Licensed Products or any products which are substantially equivalent to Licensed Products except as provided in this Agreement.

     3.     Royalties.

               3.1 Earned Royalty. In further consideration for the licenses granted hereunder, Licensee shall pay to Licensor a royalty in the amount Fifty ($.50) Cents per each Purchased Battery Product, regardless of whether it is a Licensed Product.

               3.2 Payment of Royalty. The royalty with respect to Purchased Battery Products during each calendar quarter shall be due and payable to Licensor, along with a report showing the basis for the computation of the royalty, within thirty (30) days from the end of each calendar quarter during the term of this Agreement and within thirty (30) days of a termination or expiration of this Agreement. If no royalty is due, Licensee shall so indicate in its report.

               3.3 Records. Licensee agrees to maintain at its principal place of business within the United States complete, accurate and up-to-date books and records of all activities relating to the purchase of Battery Products and the order, manufacture, processing and sale of Battery Products. The books and records of Licensee shall contain all of the underlying details necessary to establish the accuracy of the foregoing items and shall be sufficient to enable an auditor selected by Licensor to verify the reports and payments made by Licensee. Licensee shall retain such books and records, and the rights of Licensor set forth in paragraph 3.4 shall continue, for a period of three (3) years after the expiration of the term of this Agreement.

               3.4 Audit. At any time during normal business hours, following written notice sent at least five (5) days in advance, Licensee shall permit a representative of Licensor, or an independent certified public accountant, to examine the books and records described above, and Licensee shall cooperate in making available to Licensor’s representative or accountant, any information reasonably requested and necessary or useful to establish the accuracy of the books and records or to determine the amount of royalties due. The fees and expenses incurred by Licensor for the examination of the books and records shall be borne by Licensor, unless the examination of the books and records shows a failure during any quarter to report an excess of Ten (10%) Percent of the amount of royalty earned during that quarter. Any royalty which is not paid when due shall bear interest at the rate of 1% per month on the unpaid balance.

               3.5 Grant of Stock Options. As additional consideration for the rights granted to Licensee under this Agreement, Licensee hereby grants to Licensor, or to Licensor’s designees, 300,000 options to purchase Licensee’s common stock at the price thereof as of the close of the trading day on the Effective Date. One hundred thousand (100,000) of the stock options granted to Licensor shall vest as soon as the production line is up and running and the Proprietary Process has been delivered to Licensee (such date, the “First Vesting Date.”) The remaining stock options shall vest on the following schedule: 50,000 options shall vest one year after the First Vesting Date, 50,000 options shall vest two years after the First Vesting Date; 50,000 options shall vest three years after the First Vesting Date; and the final 50,000 options shall vest four years after the First Vesting Date. The stock options granted pursuant to this paragraph, if not exercised, shall expire on the tenth anniversary of the Effective Date of this Agreement.

     4.     Production Line Setup; Technical Assistance.

               4.1 Production Line Setup. Prior to the effective date of this Agreement Licensor shall provide production line setup support together with all equipment necessary for Licensee to employ the Proprietary Process. Prior to providing the production line setup and equipment to Licensee, Licensor and Licensee shall agree upon the costs and expenses which Licensor will charge to Licensee in connection therewith. If the parties are unable to agree upon the costs and expenses associated with the production line setup and equipment, either party may terminate this Agreement upon five days written notice to the other party. At the termination of this Agreement, Licensor shall purchase, and Licensee shall sell to Licensor, all of the equipment used by Licensee in connection with the Proprietary Process. The sale price for such equipment shall be the fair market value thereof as determined by an appraiser jointly selected by Licensor and Licensee. In arriving at the fair market value determination of such equipment, the appraiser shall not consider the value of any Intellectual Property associated with the use or design of such equipment.

               4.2 Technical Assistance. During the term of this Agreement, Licensor shall make available to the employees of Licensee, such Confidential Information as is necessary to carry out the intent of this Agreement. Additionally, Licensor shall make one of Licensor’s employees available to Licensee to provide technical consultation and assistance with respect to the Licensed Products and the Intellectual Property. Licensor shall be responsible for the costs of such technical assistance, unless Licensor’s technical employee is required to travel to Licensee’s premises, in which event Licensee shall reimburse Licensor for agreed upon travel and subsistence expenses of Licensor’s technical employee.

     5.     Promotion And Sale Of Licensed Products. Licensee agrees that following the Effective Date and throughout the term of this Agreement it will use its best efforts to promote the sale of Licensed Products by actions which include, but are not limited to, advertising Licensed Products to potential customers, showing Licensed Products at trade shows attended by potential customers, and periodically having sales representatives call on potential customers to sell Licensed Products with the same frequency as is Licensee’s practice with respect to Licensee’s other products. The Licensed Product shall be offered for sale in the Territory, in reasonable commercial quantities, on or before 180 days after the production line is up and running and the Proprietary Process has been delivered to Licensee. The parties agree that time is of the essence with respect to this requirement. The price to Licensee for such Battery Products shall be Licensor’s cost plus 22%.

     6.     Licensee’s Obligation to Purchase Battery Products. During the term of this Agreement, Licensee shall purchase and obtain all Battery Products from Licensor. If Licensor is unable to meet Licensee’s purchase requirements for Battery Products, Licensee, after written notice to Licensor, may purchase Battery Products from other sources; provided, however, that Licensee shall keep such documents and records as are necessary to establish Licensor’s inability to meet Licensee’s demand for Battery Products.

     7.     Confidentiality, Non-Competition and Non-Solicitation.

          7.1     Confidential Disclosure. Licensee shall hold in confidence all Confidential Information disclosed to it by Licensor and shall not disclose such Confidential Information to any third party or use such Confidential Information for any purpose, whatsoever, other than for the purposes set forth in this Agreement, without the prior written consent of the Licensor. In addition, Licensee shall confine the disclosure of Confidential Information to those individuals within the Licensee’s company who have a need to know such Confidential Information for the purpose of business transactions contemplated by this Agreement. Licensee will use its best efforts to ensure that individuals receiving such Confidential Information do not disclose such Confidential Information to any third party.

          7.2     Confidential Period. The foregoing obligations of confidentiality with respect to Confidential Information shall apply for a period terminating three (3) years from the date of the expiration or termination of this Agreement.

          7.3     Exceptions. Confidentiality obligations shall not apply to any Confidential Information which was previously known by Licensee prior to its receipt from the other and was not previously obtained directly or indirectly from the other; which is or becomes in the public domain or available to the general public other than through a breach of this Agreement or any other agreement between the parties; or which was obtained from a third party who is in lawful possession of it and did not obtain it from a party to this Agreement or a parent, subsidiary or a party in privity with a party to this Agreement.

          7.4     Covenant Not to Compete. For a period of 36 months after termination of this Agreement, Licensee will not in any manner, or in any location, directly or indirectly, own, manage, work for, advise, assist, operate, join, control, participate in or be connected as an partner, creditor, investor, advisor, consultant or otherwise, any business or business entity which competes with Licensor in the development, marketing, selling, restoration, reconditioning, improvement or revitalization of Battery Products.

          7.5.     Non-Solicitation of Customers and Employees. For a period of 36 months after termination of this Agreement, Licensee shall not make any contact with existing customers or employees of Licensor for the purpose of competing with Licensor or for any purpose.

          7.6     Remedies. In connection with the provisions of this Article 7, Licensee agrees that the limitations (including without limitation any time or territorial limitations) are reasonable and properly required for the adequate protection of the business of Licensor, and shall survive the termination of this Agreement. If a court of competent jurisdiction should declare any of the covenants contained in this Agreement as unenforceable because of any unreasonable restriction of duration and/or territorial area, the parties agree that such court shall have the express authority to reform such unenforceable covenant to provide for reasonable restrictions and/or grant such other relief at law or in equity reasonably necessary to protect the interests of Licensor. Licensee acknowledges that the remedies at law for any breach of the obligations of Licensee set forth in this Article 7 are and will be insufficient and inadequate to make Licensor whole, and that Licensor shall be entitled to equitable relief, including injunctive relief, in addition to any available legal remedies. Licensor shall be entitled to recover from Licensee its reasonable attorneys’ fees in connection with its enforcement of the provisions of this Agreement. Nothing contained in this paragraph 7.6 shall be construed as prohibiting Licensor from pursuing any other remedies available to it for breach or threatened breach of this Agreement, including the recovery of damages.

     8.     Representations and Warranties, Limitation Of Liability, Indemnity And Insurance

          8.1     Representations and Warranties of Licensor. Licensor warrants and represents that: (i) it has full right, power and authority to enter into this Agreement and that it will faithfully perform its obligations under this Agreement; (ii) it has all necessary intellectual property rights to the Proprietary Process to grant the license rights granted to Licensee hereunder; (iii) use of the Proprietary Process does not violate the intellectual property rights of any third party; (iv) no infringement or other claim has been brought against Licensor with respect to the Proprietary Process and Licensor is not aware of any facts that may give rise to any such claim in the future; (iv) Licensor has not brought a claim for infringement of its intellectual property rights in the Proprietary Process and no facts are currently known to Licensor regarding any such claim that may be brought; and (v) all of the pricing terms set forth in this Agreement are comparable or better to than equivalent pricing terms being offered by Licensor to any present licensee of Licensor or customer of Licensor.

          8.2     Representations and Warranties of Licensee. Licensee warrants and represents that it has the full right, power and authority to enter into this Agreement, and that Licensee will faithfully perform its obligations under this Agreement.

          8.3     No Product Warranties. Except as otherwise agreed to by Licensor in writing, Licensor is not providing any express or implied warranty with respect to the Licensed Products, including a warranty of merchantability or of fitness for a particular purpose.

          8.4     Licensor’s Indemnity. Licensor shall defend, indemnify and hold Licensee harmless from any and all claims, liability, damages, costs and expenses (including reasonable attorney’s fees) and including, without limitation, from personal injury (including death) or property damage arising from: (i)

any breach by Licensor of its representations and warranties set forth in paragraph 8.1; (ii) any breach by Licensor of any other of Licensor’s obligations under this Agreement; (iii) an claim by a third party for infringement or misappropriation of such third party’s intellectual property rights as a result of the licensing or use of the Proprietary Process; and/or (iv) the design, manufacture, processing, or use of any of the Licensed Products, except that there shall be no duty of indemnification for claims, liability, damages, costs or expenses arising or growing out of Licensee’s gross negligence or material deviation from Licensor’s written quality control standards relating to the manufacture, processing, or use of the Licensed Products. Licensee shall promptly notify Licensor of any notice of a claim or suit covered by this indemnity and cooperates with Licensor in the defense of any such claim or suit. Licensee shall have the right to have an attorney of its own choosing, at Licensee’s expense, participate with Licensor in the defense of any such claim or suit; provided, however, that if Licensee’s defenses to such claim are different from or adverse to Licensor’s defenses, than the costs of such separate counsel shall be paid by Licensor.

     Notwithstanding the foregoing, if Licensee becomes subject to a claim by a third party for infringement or misappropriation of such third party’s intellectual property rights then in addition to Licensor’s indemnification obligations Licensor may, at its sole option and expense: (i) procure for Licensee the right to continue licensing the Proprietary Process in exactly the same manner and on the same terms as set forth in this Agreement; or (ii) terminate this Agreement and (a) promptly pay Licensee the cost for the production line, and (b) take back any inventory purchased by Licensee and credit Licensee’s account the cost of such inventory (to the extent Licensee owes Licensor for any such inventory) or refund Licensee the cost of such inventory.

          8.5     Licensee’s Indemnity. Licensee shall defend, indemnify and hold Licensor harmless from any and all claims, liability, damages, costs and expenses (including reasonable attorney’s fees) arising from personal injury (including death) or property damage arising or growing out of Licensee’s gross negligence, or arising or growing out of Licensee’s material deviation from Licensor’s written quality control standards, relating to the manufacture, processing, or use of the Licensed Products. Licensor shall promptly notify Licensee of any notice of any claim or suit covered by this indemnity and shall cooperate with Licensee in the defense of any such claim or suit. Licensor shall have the right to have an attorney of its own choosing, at Licensor’s expense, participate with Licensee in the defense of any such claim or suit; provided, however, that if Licensor’s defenses to such claim are different from or adverse to Licensee’s defenses, than the costs of such separate counsel shall be paid by Licensee.

          8.6     Insurance.

     (a) Licensor and its officers, directors and employees shall be named as additional insureds with respect to any public liability insurance policy which Licensee may have, including umbrella policies, with respect to claims, demands and causes of action arising out of the manufacture, sale and use of Licensed Products. License shall carry such insurance at its own expense with an insurance company having a Moody’s rating of at least B, in the amount of at least One Million ($1,000,000) Dollars per occurrence and Two Million ($2,000,000) Dollars in the aggregate during any policy year with no deductible, and shall provide Licensor with a certificate of insurance with respect to each such policy and a right to receive a written notice at least thirty (30) days in advance of the expiration or termination of each such policy. In addition, Licensee hereby waives and releases all rights of subrogation by Licensee’s insurance company against Licensor, and Licensee agrees to obtain an appropriate waiver of subrogation rights endorsement by its insurer. Notwithstanding the foregoing, Licensee’s waiver of any right of subrogation shall not be operative in any case where the effect thereof is to invalidate or otherwise impair any insurance coverage that would otherwise be available to Licensee or to increase the cost thereof.

     (b) Licensee shall be named as additional insured with respect to any public liability insurance policy which Licensor may have, including umbrella policies, with respect to claims, demands and causes of action arising out of the manufacture, sale and use of Licensed Products. Licensor shall carry such insurance at its own expense with an insurance company having a Moody’s rating of at least B, in the amount of at least One Million ($1,000,000) Dollars per occurrence and Two Million ($2,000,000) Dollars in the aggregate during any policy year with no deductible, and shall provide Licensee with a certificate of insurance with respect to each such policy and a right to receive a written notice at least thirty (30) days in advance of the expiration or termination of each such policy. In addition, Licensor hereby waives and releases all rights of subrogation by Licensor’s insurance company against Licensee, and Licensor agrees to obtain an appropriate waiver of subrogation rights endorsement by its insurer. Notwithstanding the foregoing, Licensor’s waiver of any right of subrogation shall not be operative in any case where the effect thereof is to invalidate or otherwise impair any insurance coverage that would otherwise be available to Licensee or to increase the cost thereof.

          8.7     Best Pricing. Licensor agrees that Licensee’s shall at all times receive pricing terms under this Agreement that are at least comparable to or better than equivalent pricing terms being offered by Licensor to any licensee of Licensor or customer of Licensor in a similar position to the Licensee. Licensor agrees to adjust the pricing contained in this Agreement as necessary to comply with the terms of this provision.

9.     Patents And Trademarks

          9.1     Patent Protection. Licensor may, but is not obligated to, seek in its own name and at its own expense, appropriate patent or trademark protection for the Intellectual Property licensed to Licensee. Licensor makes no warranty with respect to the validity of any patent or trademark which may be granted.

          9.2     Infringement. Licensee shall promptly notify Licensor of any known infringement of any Intellectual Property by a third party. Licensee, with the cooperation of Licensor, shall have the right, but not the obligation, at its expense, to take any action to end such infringement and prosecute for damages. Licensee shall be entitled to retain any recovery resulting from such action, less a royalty payment to Licensor for Licensed Products sold by the infringer. Licensor shall have the right, at its option, to join Licensee in the prosecution of any action to enjoin such infringement or any claim for damages, in which case the parties shall share equally in the expenses and in the recovery resulting from such action or claim. If Licensee for any reason fails to commence or prosecute any such action against an infringer, Licensor shall have the right to bring such action on its own behalf, with which Licensee shall cooperate, and Licensor shall be entitled to retain any recovery resulting therefrom.

10.     Term and Termination

          10.1     Term. This Agreement shall extend for a term of five years, ending on the fifth anniversary of the Effective Date. This Agreement shall automatically renew for successive periods of one year each unless either party gives written notice to the other party of termination, which notice must be given at least 60 days prior to the end of the then current term.

          10.2     Termination. This Agreement may be terminated by either party upon written notice sent to the other on the occurrence of any one of the following events:

               (a) In the event the other party breaches any term of this Agreement requiring payment of money, and such breach is not remedied within ten (10) days after written notice is sent concerning the breach;

               (b) In the event the other party breaches any term of this Agreement, other than for the payment of money, and such breach is not remedied within a period of thirty (30) days after written notice is sent concerning this breach; or

               (c) In the event the other party shall be liquidated, dissolved, insolvent, or entered as a party to bankruptcy or insolvency proceedings.

     10.3     No Waiver and Payment of Fees. Either party’s exercise of any right of termination does not constitute a waiver of other rights or remedies available to that party under this Agreement. If a party incurs attorney fees, costs or expenses in connection with a dispute, breach, default or misrepresentation hereunder and is the prevailing party in a legal action or proceeding to enforce the terms of this Agreement, that party shall be entitled to recover those attorney fees, costs and expenses, from the other party.

     10.4     Effects of Termination. Immediately upon the expiration of the term of this Agreement or its earlier termination, as the case may be:

               (a) All royalties, fees and other obligations under this Agreement, accrued to the date of expiration or termination shall immediately become due and payable. The expiration or termination of this Agreement shall not relieve either party of any obligation to the other arising prior to such termination.

               (b) All obligations and licenses created hereunder shall terminate, upon the expiration or termination of this Agreement, except for the rights and obligations of the parties set forth in Article 3, Article 7, and Article 8.

               (c) Upon termination, Licensee shall immediately stop the manufacture and processing of Licensed Products and shall immediately deliver to Licensor the originals and all copies of all Confidential Information in its possession or control, shall remove all Confidential Information from the memory of its computers and shall cease selling Licensed Products. However, those Licensed Products which are ready for sale and on which a royalty is paid in full within thirty (30) days after expiration or termination may be sold by Licensee within three (3) months of expiration or termination. Notwithstanding the foregoing provision, if Licensee is obligated to provide Licensed Products to a customer pursuant to a written contract which extends past the expiration of the term of this Agreement, this Agreement shall continue in effect for up to one year after the date of the expiration of the term hereof, but only for the limited purpose, and only to the extent necessary, to allow Licensee to meet the requirements of such written contract with Licensee’s customer.

     11.     Relationship Of The Parties. The parties to this Agreement are independent contractors. Nothing in this Agreement shall be construed to create a principal-agent, joint venture or partnership relationship between them. In performing their obligations under this Agreement and accepting the benefits of this Agreement, Licensee and Licensor act on their own account and have no authority or power to act for, bind, or commit the other. Each party shall comply with all applicable laws concerning actions required to fulfill its obligations under this Agreement and shall pay and bear any tax imposed upon it by any taxing authority exercising jurisdiction over it.

     12.     Notices, Further Actions, Press Release

               12.1     Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be hand-delivered, delivered by overnight courier, sent by facsimile transmission followed by mailed copy, or mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties hereto at their respective addresses set forth below, or at such other address of which either party shall notify the other party in accordance with the provisions hereof, and shall be deemed given as of the time of such mailing or delivery, as applicable:

Licensor:	Daidone-Steffens LLC
2101 West 12th St.
Erie, PA 16505

Copy to:	James M. Antoun, Esq.
MacDonald, Illig, Jones & Britton LLP
100 State Street, Suite 700
Erie, PA 16507-1459

Licensee:	AESP, Inc.
1810 N.E. 144th Street
North Miami Beach, FL 33181
Attention: President

Copy to:	Philip B. Schwartz, Esq. Akerman Senterfitt One Southeast Third Avenue Miami, Florida 33131

          12.2     Further Actions. Each party covenants that it will, at any time and from time to time after the Effective Date, upon request, do execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged, or delivered, all such further acts, instruments and assurances as may reasonably be required for the better granting, assuring, and confirming the rights and license of this Agreement.

          12.3     Press Release. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable efforts to advise the other party prior to making the disclosure).

     13.     Applicable Law, Entire Agreement Dispute Resolution

          13.1 Applicable Law and Entire Agreement. This Agreement shall be governed, construed, and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its laws governing conflicts of law. This Agreement contains the entire understanding between the parties hereto with respect to its subject matter and is intended to be an integration of all prior or contemporaneous agreements, conditions, or undertakings between the parties hereto. No changes or modifications of this Agreement shall be valid unless the same is in writing and signed by each party. No purported or alleged waiver of any of the provisions of this Agreement shall be valid or effective unless in writing signed by the party against whom it is sought to be enforced.

          13.2     Jurisdiction and Venue. Any claim arising out of, connected with or in any way related to this Agreement which results in litigation, may be instituted by the complaining party and adjudicated only in the state or federal courts having jurisdiction over Erie, Pennsylvania, and all parties to this Agreement consent to the personal jurisdiction and the venue in such court. In no event shall any party to this Agreement contest the personal jurisdiction of such court over it or the venue of such court with respect to such claims or disputes. The parties hereby agree that service of process may be made by certified mail to their addresses specified herein or such other address as may be provided from time to time by them.

          13.3     Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

     IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement, intending to be legally bound hereby, this 31st day of December, 2003.

DAIDONE-STEFFENS LLC

By: /s/ Terry R. Daidone

Name and Title (print): Terry R. Daidone CEO

AESP, INC.

By: /s/ John F. Wilkens
John F. Wilkens, Chief Financial Officer